UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 23)

Wells Fargo & Company
(Name of Issuer)

Common Stock
(Title of Class of Securities)

949746101
(CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   13G

CUSIP NO.  949746101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Wells Fargo & Company (formerly known as Norwest
            Corporation)*

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                               (b)  [ ]
3)        SEC USE ONLY

4)        CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF          (5)  SOLE VOTING POWER
SHARES                    20,046,623
BENEFICIALLY       (6)  SHARED VOTING POWER
OWNED BY                  42,150,001
EACH               (7)  SOLE DISPOSITIVE POWER
REPORTING                 15,176,004
PERSON             (8)  SHARED DISPOSITIVE POWER
WITH                      44,436,318

9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             62,426,218

10)        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES

11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             Less than 5%

12)        TYPE OF REPORTING PERSON

             HC
_____________
* On November 2, 1998, Wells Fargo & Company merged into WFC Holdings Corporation, a wholly-owned subsidiary of Norwest Corporation. WFC Holdings Corporation was the surviving company in the merger. Immediately after the merger, Norwest Corporation changed its name to Wells Fargo & Company.


                                   13G

CUSIP NO. 949746101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Norwest Bank Minnesota, N.A.

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                               (b)  [ ]
3)        SEC USE ONLY

4)        CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF          (5)  SOLE VOTING POWER
SHARES                    13,093,666
BENEFICIALLY       (6)  SHARED VOTING POWER
OWNED BY                  42,046,036
EACH               (7)  SOLE DISPOSITIVE POWER
REPORTING                 9,790,184
PERSON             (8)  SHARED DISPOSITIVE POWER
WITH                      43,093,782

9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             55,224,490

10)        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES

11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             Less than 5%

12)        TYPE OF REPORTING PERSON

             BK

13G

CUSIP NO. 949746101


1)        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Savings Investment Plan

2)        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                                                               (b)  [ ]
3)        SEC USE ONLY

4)        CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF          (5)  SOLE VOTING POWER
SHARES                   0
BENEFICIALLY       (6)  SHARED VOTING POWER
OWNED BY                  41,636,058
EACH               (7)  SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON             (8)  SHARED DISPOSITIVE POWER
WITH                      41,636,058

9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             41,636,058

10)        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES

11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              Less than 5%

12)        TYPE OF REPORTING PERSON

             EP

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 23)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           Wells Fargo & Company

Item 1(b)  Address of Issuer's Principal Executive Offices:

           420 Montgomery Street
           San Francisco, CA 94104

Item 2(a)  Name of Person Filing:

           1.  Wells Fargo & Company
           2.  Norwest Bank Minnesota, N.A.
           3.  Savings Investment Plan

Item 2(b)  Address of Principal Business Office:

           1.  Wells Fargo & Company
               420 Montgomery Street
               San Francisco, CA  94104
           2.  Norwest Bank Minnesota, N.A.
               Sixth and Marquette
               Minneapolis, MN 55479-1000
           3.  Savings Investment Plan
               Sixth and Marquette
               Minneapolis, MN 55479-1000

Item 2(c)  Citizenship:

           1.  Wells Fargo & Company:  Delaware
2.  Norwest Bank Minnesota, N.A.:  United States
3.  Savings Investment Plan:  Minnesota

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP Number:

           949746101


Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)
           2.  Norwest Bank Minnesota, N.A.:  Bank as defined in
               Section 3(a)(6) of the Act.
           3. Savings Investment Plan: Employee Benefit Plan in accordance with Section 240.13d-1(b)(1)(ii)(F).

Item 4     Ownership:

           See Items 5-11 of each cover page

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [x].

Item 6     Ownership of More than Five Percent on Behalf of Another
           Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
           Holding Company:

           See Attachment A

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable


Item 10    Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  February 12, 1999

WELLS FARGO & COMPANY



By:  /s/ Laurel A. Holschuh
         Laurel A. Holschuh, Senior Vice President
          and Secretary


 ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

     Norwest Bank Minnesota, N.A.(1)
     Norwest Bank Arizona, N.A.(1)
     Norwest Bank Colorado, N.A.(1)
     Norwest Bank Illinois, N.A.(1)
     Norwest Bank Indiana, N.A.(1)
     Norwest Bank Iowa, N.A.(1)
     Norwest Bank Minnesota North, N.A.(1)
     Norwest Bank Minnesota S.W., N.A.(1)
     Norwest Bank Minnesota West, N.A.(1)
     Norwest Bank Montana, N.A.(1)
     Norwest Bank Nebraska, N.A.(1)
     Norwest Bank North Dakota, N.A.(1)
     Norwest Bank South Dakota, N.A.(1)
     Norwest Bank Texas El Paso, N.A.(1)
     Norwest Bank Wisconsin, N.A.(1)
     Norwest Bank Wyoming, N.A.(1)

__________________

(1)   Classified as a bank in accordance with Regulation 13d-
1(b)(1)(ii)(B).